JONES VARGAS
                                ATTORNEYS AT LAW
                           3773 HOWARD HUGHES PARKWAY
                               THIRD FLOOR SOUTH
                            LAS VEGAS, NEVADA 89109
                     TEL (702) 862-3300 FAX (702) 734-2722
                               WWW.JONESVARGAS.COM

                                 E-Mail Address
                               chn@jonesvargas.com
                                BRIAN J. MATTER
                               EXECUTIVE DIRECTOR

                                December 23, 2004

Westside Energy Corporation
Exhibit 5.1
2100 West Loop South
Suite 900
Houston, Texas  77027

         Re: Westside Energy Corporation --Registration Statement on Form SB-2 in respect of 17,772,077 Shares of Common Stock, par Value $0.01 per Share

Ladies and Gentlemen:

         We have acted as special Nevada counsel to Westside Energy Corporation, a Nevada corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933 with respect to the offer and sale of up to 17,772,077 shares (the "Shares") of the Company's Common Stock, par value $0.01 per share, (a) 1,510,500 of which have been reserved for issuance upon the exercise of presently outstanding stock purchase warrants (collectively, the "Warrants") and may be offered for sale from time to time by the holders of the Warrants identified in the Prospectus forming part of the Registration Statement upon exercise thereof; and (b) 16,261,577 of which may be offered for sale from the time to time by certain stockholders of the Company identified in the Prospectus forming part of the Registration Statement.

         In our capacity as such counsel, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares and the Warrants. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals (or copies certified or otherwise identified to our satisfaction as being true reproductions of originals) of such documents, corporate records and other instruments, and have obtained such certificates and other representations and assurances, as we have deemed necessary or appropriate for the purposes of this opinion.

         In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us originals, the legal capacity of natural persons executing such documents and the authenticity and conformity to original documents of documents submitted to us as certified, photostatic, facsimile or electronically transmitted copies.

         Based upon the foregoing and the proceedings taken by the Company referred to above, we are of the opinion that the Shares have been duly authorized and are, or, in the case of the Shares issuable pursuant to the Warrants, upon issuance, delivery and payment therefor on exercise of the Warrants as contemplated in the Registration Statement, will be, validly issued, fully paid and nonassessable.

         Our opinion herein is limited to the effect on the subject transactions of the laws of the State of Nevada as in effect on the date hereof. We assume no responsibility regarding the applicability to such transactions, or the effect thereon, of the laws of any other jurisdiction.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to any reference to our firm which maybe contained in the Prospectus included therein.

                                         Very truly yours,

                                         JONES VARGAS